Exhibit 99.1

Dear Friends and Shareholders,

Below is our new commemorative stock certificate for shareholders. We love the energy and fun it shows, and we are proud to have the likenesses of all our animated characters included. From the iconic Warren Buffett and Stan Lee, to the new Baby Genius characters created by pop artist superstar, Todd Goldman, it heralds the coming of great kids entertainment and products under our banner of “content with a purpose.”

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CERTIFICATE NUMBER

DATE

GENIUS BRANDS INTERNATIONAL

COMMEMORATIVE CERTIFICATE

This Commemorative Certificate acknowledges that __________________ is a holder of Series A Preferred Stock in Genius Brands International Inc. as of the above referenced date. This Commemorative Certificate has no value and is for decorative purposes only. It does not represent an actual equity or other interest in Genius Brands International Inc.

CHAIRMAN & CEO

PRESIDENT

And speaking of great stories, it’s always fun to share good news and there is a lot to share! As many of you may have read, we recently did a road show to raise several million dollars of working capital, and had the opportunity to tell a number of savvy and seasoned investors about our company, Genius Brands International. The investor community reacted extremely positively, and the offering was fully subscribed to, immediately. The importance of this offering is that along with existing cash, the company is sitting on enough resources to aggressively execute its business plan for the next two years. As we continue to build out our infrastructure and acquire valuable children’s IP, we are positioned for enormous growth. What does this mean?

•	Production, acquisition, and distribution of great children’s content that will enrich as well as entertain.
•	Licensing of our animated characters onto consumer products worldwide.

The successful execution of that business plan translates into earnings, and hopefully becomes then reflected in stock price! (Speaking of stock price, the Genius stock (GNUS) has gone up approximately 33% since the closure of our financing two weeks ago.) Meanwhile, the explosion of new digital technologies, and increasing deregulation, worldwide, opens more and more outlets for audiences hungering for positive and enriching children’s entertainment and products. A rising sea lifts all boats.

Our partners and licensees are worldwide and range from Netflix, to Comcast, to Sony, to iTunes, to WalMart and Target, and to American Public Television, the Hub, even across to Discovery Asia and to ABC Australia!

Recently we had the finalists of Secret Millionaires Club Grow Your Own Business contest to Omaha to have lunch with Warren Buffett and be awarded the prizes by him. The contest was in 100,000+ classrooms of 2nd-6th grade kids. There were thousands of entries. OMG! How amazing was it to see what business ideas these young kids came up with!

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Warren visited with each finalist and was presented with their business idea, after which he awarded each one 10 shares of Berkshire Hathaway stock!!

Even Warren himself was overwhelmed, and has agreed to do the contest again next year! Judges were from the National PTA, 4H, and Junior Achievement, as well as yours truly. Today, Genius Brands has books and videos and business kits we sell online at our Sony Generator store for Secret Millionaires Club. Meanwhile, a broad array of new products is being designed as the brand continues to grow.

Here’s a link to a story on one of the contestants…

Elementary School Team in Top 3 of National Business Competition

How adorable is this!!!

Sincerely,

Andy Heyward

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